EXHIBIT 10.30

Date

Employee name
Employee address

Re: Amendment of your Outstanding Stock Options

Dear Employee name:

This letter serves as an amendment to your outstanding stock options granted by Flushing Financial Corporation (the “Company”) under its 2005 Omnibus Incentive Plan and/or its 1996 Stock Option Incentive Plan (referred to collectively as the “Plan”) which are identified on Schedule A to this letter.

1.  Net Share Exercise.  Net share exercise is another way for you to exercise your stock options.  Under this method, you may satisfy the option exercise price by delivering to the Company an option exercise notice that directs the Company to withhold a sufficient number of the shares acquired upon exercise to satisfy the aggregate option price and tax withholding obligation (if any) with respect to the shares as to which the Option is being exercised.  For purposes of this provision, the shares of Common Stock applied to satisfy the option price and withholding obligation shall be valued at the mean between the highest and lowest quoted selling price, regular way, of the Company’s common stock on the NASDAQ National Market (or the principal exchange or market determined by the Company to be the primary market for such stock) for the day before the date of exercise (or if no sale of common stock occurs on such date, the mean between the highest and lowest quoted selling price on the nearest trading date before such date).

2.  Income Tax Withholding.  If you exercise your stock options by payment of cash or payment of Common Stock, you may satisfy any applicable federal, state, and local withholding tax obligations with respect to your option exercise by either (i) making a cash payment to the Company of the required amount, or (ii) having the Company withhold from the Common Stock otherwise deliverable to you upon option exercise shares of Common Stock having a value equal to the amount of the withholding obligation.  Any election to have shares withheld must be made on or before the date you exercise your option.  Non-section 16 Officers or Directors may exercise options by using a broker-assisted cashless exercise (in which the aggregate option price is satisfied by a broker’s sale of the shares acquired upon exercise), where the broker will sell additional shares to satisfy any applicable tax withholding obligations.  If you exercise your option using net share exercise, the Company will withhold a sufficient number of shares to satisfy any applicable tax withholding obligations.  If shares of Common Stock are applied to satisfy tax withholding obligations, they shall be valued at the mean between the highest and lowest quoted selling price, regular way, of the Company’s common stock on the NASDAQ National Market (or the principal exchange or market determined by the Company to be the primary market for such stock) for the day before the date of exercise (or if no sale of common stock occurs on such date, the mean between the highest and lowest quoted selling price on the nearest trading date before such date).

Except as amended by this letter, the provisions of your stock option awards remain in effect.  In addition, this letter does not change any restrictions under the Company’s Insider Trading Policy that are applicable to you.  This letter constitutes an amendment to the formal terms and conditions of your stock options and accordingly should be retained in your files for future reference.

Contact Vice President/Human Resources with any questions.

Very truly yours, /s/ JOHN R. BURAN John R. Buran President & CEO